Franklin Financial Corporation Reports First Quarter 2013 Financial Results

Richmond, Va., February 5, 2013 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended December 31, 2012 of $2.3 million, or $0.19 per share, compared to $1.8 million, or $0.13 per share, for the three months ended December 31, 2011.

“The increase in net income for the first quarter of fiscal 2013 compared to the comparable quarter in fiscal 2012 was driven by improvement in the impaired securities in our investment portfolio and gains on the disposal of other real estate owned in the most recent quarter,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “These positive results were tempered by a 10% decline in net interest income and the costs of our 2012 Equity Incentive Plan. The current low interest-rate environment is creating lending and investing challenges for Franklin Federal, and it is intensifying competition for quality loans and investments.”

First Quarter Highlights

•	The Company paid a special dividend of $0.45 per share of common stock on December 18, 2012 to stockholders of record on November 30, 2012.
•	Total comprehensive income was $2.5 million for the three months ended December 31, 2012, consisting of net income of $2.3 million and other comprehensive income of $152,000.
•	Tangible book value decreased $0.21 per share in the three months ended December 31, 2012 to $18.49 per share. Excluding the special dividend, tangible book value increased $0.20 per share.
•	Nonperforming assets decreased $4.6 million in the three months ended December 31, 2012 to $44.5 million.
•	The Company recorded a provision for loan losses of $235,000 for the three months ended December 31, 2012 compared to $146,000 for the three months ended December 31, 2011.
•	Net interest margin for the three months ended December 31, 2012 declined four basis points to 2.58% from the prior quarter and 14 basis points from the comparable prior year quarter, and net interest income declined $299,000 from the prior quarter and $701,000 from the comparable prior year quarter.
•	The Company had gains of $1.0 million on the sale of other real estate owned for the three months ended December 31, 2012.
•	The Company repurchased 410,741 shares of its common stock for $7.0 million ($16.93 per share on average) under its previously announced stock repurchase program.
•	The Company, through an independent trustee, purchased 103,614 shares of its common stock for $1.8 million ($16.93 per share on average) for its 2012 Equity Incentive Plan, completing the repurchase plan.

Net Interest Income

Net interest income for the three months ended December 31, 2012 decreased $701,000, or 9.9%, to $6.4 million compared to $7.1 million for the three months ended December 31, 2011. This decrease is the result of a lower interest rate environment, which particularly affected the yield on our investment portfolio, which declined 50 basis points from 3.08% for the three months ended December 31, 2011 to 2.58% for the three months ended December 31, 2012. Average interest-earning assets decreased $53.6 million ($46.8 million of which was attributable to the investment portfolio), and average interest-bearing liabilities declined $22.9 million for the three months ended December 31, 2012 compared to the three months ended December 31, 2011. Interest income on loans declined $638,000 and interest income on securities declined $867,000, while deposit costs declined $368,000 and FHLB borrowing costs declined $370,000. Our net interest margin for the three months ended December 31, 2012 decreased 4 basis points from the prior quarter and 14 basis points from the same period in the prior year to 2.58%. The yield on loans decreased 21 basis points, and the cost of deposits and FHLB borrowings declined 22 basis points and 36 basis points, respectively. The decrease in yield on securities was the result of substantial prepayments of higher yielding CMOs accompanied by continued purchases of lower-yielding short-term MBSs and CMOs in order to comply with qualified thrift lender requirements without taking on excessive interest rate risk. The decline in the cost of FHLB borrowings was the result of the Company’s exchange of nine FHLB advances for lower-rate advances during the third quarter of fiscal 2012.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $664,000, or 54.8%, to $1.9 million for the three months ended December 31, 2012 compared to $1.2 million for the three months ended December 31, 2011. This increase was primarily the result of an $841,000 increase in net gains on sales of other real estate owned, partially offset by a $243,000 decrease in other service charges and fees due to fees received on the prepayment of several large loans in the prior year.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $119,000 for the three months ended December 31, 2012 compared to charges of $1.5 million for the three months ended December 31, 2011. OTTI charges for the three months ended December 31, 2012 related entirely to debt securities compared to $96,000 on debt securities and $1.4 million on equity securities for the three months ended December 31, 2011. OTTI charges in the current year related to the Company’s investment in an auction-rate municipal bond backed by student loans that experienced deteriorating collateral quality as well as the Company’s portfolio of non-agency CMOs.

Sales of securities resulted in net gains of $31,000 for the three months ended December 31, 2012. There were no gains or losses on sales of securities for the three months ended December 31, 2011.

Other Noninterest Expenses

Other noninterest expenses increased $1.0 million, or 29.2%, to $4.6 million for the three months ended December 31, 2012 compared to $3.6 million for the three months ended December 31, 2011. The increase was due primarily to a $708,000 increase in personnel expenses and a $349,000 increase in other operating expenses primarily due to increased compensation expense related to stock options and restricted stock granted to officers and directors under the 2012 Equity Incentive Plan. The increase in other operating expenses was also due to increased technology costs as we prepare for the introduction of additional checking products in fiscal 2013.

Asset Quality

During the three months ended December 31, 2012, nonperforming assets decreased $4.6 million to $44.5 million from $49.1 million at September 30, 2012. This decrease was the result of a $628,000 decrease in nonperforming loans as well as a $4.0 million decrease in other real estate owned. Nonperforming loans totaled $31.9 million at December 31, 2012 compared to $32.6 million at September 30, 2012 and $37.7 million at December 31, 2011. Other real estate owned totaled $12.5 million at December 31, 2012 compared to $16.5 million at September 30, 2012 and $8.4 million at December 31, 2011. Total nonperforming loans as a percentage of total loans at December 31, 2012 were 6.76% compared to 7.02% at September 30, 2012 and 7.91% at December 31, 2011.

The Company recorded a provision for loan losses of $235,000 for the three months ended December 31, 2012 compared to $146,000 for the three months ended December 31, 2011. The allowance for loan losses as a percentage of total loans was 2.25% at December 31, 2012 compared to 2.22% at September 30, 2012 and 2.46% at December 31, 2011.

Stock Repurchase Programs

During the three months ended December 31, 2012, the Company repurchased 410,741 shares of its common stock for $7.0 million, or an average price of $16.93 per share, under its second stock repurchase program, which was announced on September 12, 2012, leaving 23,085 shares remaining to be purchased under the program at December 31, 2012. These shares were purchased during the first four days of January 2013. On November 15, 2012, the Board of Directors approved a third stock repurchase program whereby the Company may repurchase approximately 5%, or 645,415 shares, of its outstanding common stock. Repurchases under this program commenced on January 7, 2013.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a continued decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2012 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended December 31,
(Dollars in thousands)	2012	2011
Operating Data:
Interest and dividend income	$9,998	$11,437
Interest expense	3,643	4,381
Net interest income	6,355	7,056
Provision for loan losses	235	146
Net interest income after provision
for loan losses	6,120	6,910
Noninterest income (expense):
Impairment of securities reflected in earnings	(119)	(1,456)
Gains on sales of securities, net	31	-
Gains on sales of other real estate owned	1,039	198
Other noninterest income	838	1,015
Total noninterest income (expense)	1,789	(243)
Other noninterest expenses	4,593	3,554

Income before provision for income taxes	3,316	3,113
Income tax expense	1,007	1,337
Net income	$2,309	$1,776

Per Share Data
	For the Three Months Ended December 31,
(Amounts in thousands, except per share data)	2012	2011
Basic net income per share	$0.19	$0.13
Diluted net income per share	$0.19	$0.13
Tangible book value per share at end of period	$18.49	$17.80
Shares outstanding at end of period	12,931	14,303
Weighted-average shares outstanding
Basic	12,099	13,205
Diluted	12,224	13,205

Quarterly Data

(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Financial Condition Data:
Total assets	$1,057,783	$1,070,781	$1,081,470
Cash and cash equivalents	135,970	119,879	103,283
Securities available for sale	362,996	394,179	413,973
Securities held to maturity	19,385	20,372	23,970
Loans, net	458,700	450,465	461,851
Loans held for sale	740	1,458	868
Cash surrender value of bank-owned life insurance	33,335	33,008	32,037
Deposits	637,499	640,304	628,427
Federal Home Loan Bank borrowings	172,522	172,204	190,000
Total stockholders’ equity	239,067	249,467	254,639
Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	16.64%	17.68%	16.66%
Tier 1 risk-based capital to risk weighted assets	25.64	26.62	25.18
Risk-based capital to risk weighted assets	26.89	27.87	26.43

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Performance Ratios:
Return on average assets(2)	0.86%	0.94%	0.64%
Return on average equity(2)	3.71	3.99	2.79
Interest rate spread(2)(3)	2.26	2.28	2.32
Net interest margin(2)(4)	2.58	2.62	2.72
Efficiency ratio(5)	63.85	65.27	44.03
Average interest-earning assets to
average interest-bearing liabilities	120.91	123.43	124.01
Average equity to average assets	23.15	23.52	23.10

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains or losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Asset Quality:
Allowance for Loan Losses
Beginning balance	$10,284	$10,806	$14,624
Provision	235	(607)	146
Recoveries	144	714	3
Charge-offs	(14)	(629)	(3,024)
Ending balance	$10,649	$10,284	$11,749
Nonperforming Assets at Period End
Nonaccrual loans	$31,939	$32,567	$37,699
Other real estate owned	12,532	16,502	8,444
Total nonperforming assets	44,471	49,069	46,143
Performing troubled debt restructurings (6)	5,526	5,534	5,557
Total non-performing assets and performing troubled debt restructurings	$49,997	$54,603	$51,700
Allowance for loan losses as a percent of total loans at period end	2.25%	2.22%	2.46%
Allowance for loan losses as a percent of nonperforming loans at period end	33.34	31.58	31.17
Nonperforming loans as a percent of total loans at period end	6.76	7.02	7.91
Nonperforming assets as a percent of total assets at period end	4.20	4.58	4.27
Total non-performing assets and troubled debt
restructurings to total assets at period end	4.73	5.10	4.78
Net (recoveries) charge-offs to average loans
outstanding during the period (annualized)	(0.11)	(0.07)	2.49

(6)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	December 31, 2011
Net interest income	$6,355	$6,654	$7,056
Plus: Total noninterest income (expense)	1,789	1,328	(243)
Less: Gains on sales of securities, net	(31)	(840)	-
Plus: Net impairment reflected in income	119	280	1,456
Less: Gains on sales of OREO	(1,039)	(62)	(198)
Total net interest income and adjusted other noninterest income	$7,193	$7,360	$8,071

Other noninterest expenses	$4,593	$4,833	$3,554
Less: Impairment charges on OREO	-	-	-
Less: Net losses on sales of fixed assets	(1)	(29)	-
Adjusted other noninterest expenses	$4,592	$4,804	$3,554

Efficiency ratio	63.85%	65.27%	44.03%